Exhibit 99.2

Certain Remarks of Elissa J. Lindsoe

Urologix, Inc. Teleconference

January 25, 2007

•	Shipments to our direct office customers grew 40% quarter to quarter, representing 59% of total revenue compared to 47% of total revenue in Q1.

•	Revenue derived though treatments in our mobile service grew 3% sequentially this quarter and accounted for over 28% of our total revenue compared to 31% in Q1.

•	The growth in our mobile business is driven by further leveraging of our existing infrastructure of 16 territories that cover 32 states.

•	As expected, shipments to 3rd party mobile accounts returned to normal levels representing 9% of total revenue compared to 18% in Q1.

•	Consistent with the first quarter, over 99% of our revenue in the second quarter was generated domestically.

•	During our second quarter of FY2007, we developed 52 new accounts with 90% of these originating within our mobile service business.

•	The improvement in the gross profit rate was due primarily to a shift in product mix as we experienced a 40% increase in catheter sales to direct customers.

•	Also, in Q2, overtime and scrap costs declined by $159,000 from those experienced in Q1 which further contributed to the gross margin improvement.

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

January 25, 2007

•	Including the sales team, mobile technicians, and clinical specialists, we have nearly 40 professionals that regularly walk into urologists offices.

•	In the current quarter – Q3 – we will support further growth in our mobile operations by leveraging our existing infrastructure of 16 routes covering 32 states.

•	Secondarily, the CoolWave is placed in accounts with Targis units that are being retired. We have manufactured 26 CoolWaves and placed 15 in service.